Exhibit 99.1

FOR IMMEDIATE RELEASE

CHAMPPS ENTERTAINMENT TO BE ACQUIRED

FOR $5.60 PER SHARE IN CASH

Littleton, CO, July 5, 2007 — Champps Entertainment, Inc. (NASDAQ:CMPP), a leading operator of casual dining restaurants today announced that it has entered into a definitive agreement to be acquired by F&H Acquisition Corp., the holding company for Fox & Hound Restaurant Group, for $5.60 per share in cash, or an aggregate purchase price of $74.8 million.

The board of directors of Champps has unanimously approved the merger agreement and recommends that Champps’ stockholders adopt the agreement and approve the merger.

Champps had previously announced the termination of its sale process on May 18, 2007 and subsequently received an unsolicited proposal from F&H Acquisition Corp. on May 31, 2007.

The transaction is expected to close late third-quarter or early fourth-quarter of calendar year 2007, and is subject to customary closing conditions, including among other things, the adoption of the merger agreement by the Champps’ stockholders, the absence of legal prohibitions to the consummation of the merger, Champps having obtained certain governmental and third-party consents and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Atticus Capital, Champps’ largest stockholder, and certain of its affiliates have entered into a voting agreement under which these stockholders agreed to vote the approximately 30% of the outstanding Champps common stock they own in favor of the merger. These stockholders’ obligations to vote in favor of the transaction are subject to the terms and conditions of the voting agreement and will terminate in the event that the Merger Agreement is terminated. The transaction is not subject to any financing condition.

Under the terms of the definitive merger agreement, Champps may, subject to the provisions of the merger agreement, terminate the agreement upon payment of a termination fee.

North Point Advisors LLC is acting as financial advisor to Champps and has delivered a fairness opinion to the board of directors of Champps as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the merger transaction. Skadden, Arps, Slate, Meagher & Flom LLP is acting as special outside legal counsel to Champps.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 49 and franchises/licenses 12 restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

About F&H

F&H is the parent corporation of Fox & Hound Restaurant Group, which operates 87 pub-themed restaurants in 25 states under the Fox & Hound® and Bailey’s Pub & Grille® brand names. F&H is owned by Newcastle Partners, L.P., Steel Partners II, L.P. and the management of F&H.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our decision for a sale of the Company, the ability of the Company and F&H to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the definitive agreement and the possibility of any termination of the definitive agreement. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of Champps Entertainment, Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAMPPS AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) a well as other filed documents containing information about Champps at www.sec.gov, the SEC’s free internet site. Free copies of Champps’ SEC filings are also available on Champps’ internet site at www.champps.com.

Interests of Participants

Champps and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that the Company intends to file with the SEC in connection with the scheduled special meeting of its stockholders.

#         #        #

Contact:

Dave Womack

Chief Financial Officer

(303) 804-1333